Information Architects Board of Directors Reach Resolution Regarding Synergistic Investments, and IFGT-SI

Information Architects (OTCBB: IACH), a leader in online information solutions, today announced that as a result of the cancellation of the agreement with PTLC, IFGT-SI has submitted a replacement asset which may serve as a substitute value to complete the original deal in contention between IFGT-SI and Information Architects. Therefore, for the benefit of their shareholders they have taken the following action beginning September 15, 2006.

RESOLVED: That the Board of Directors has taken the following action with regards to SYNERGISTIC INVESTMENTS and INTERNATIONAL FUNDING GROUP TRUST until verification can be completed as to the actual dollar value of the potential asset offered by IFGT-SI as replacement of the initial deal with PTLC.

The Board of Directors anticipates working through the information provided by IFGT-SI regarding the replacement asset. The Board needs to ensure that the asset has real immediate value which can be utilized by the company. As suggested by legal Council, The Board of Directors has placed a soft deadline date of October 15, 2006 by which a decision on this resolution should be made, however based on legal advice the Board is prepared to promptly act as soon as their investigation is complete, in whatever time frame is relevant.

Until the decision is made, the Board has instructed the transfer agent to place a stop transfer or hold on all shares listed within the contract between PTLC, IFGT-SI and IACH. Said hold will be a Total NON-TRANSFER NO LEGEND RELEASE. The Board is also compelled to investigate a reset of the clock on all shares relevant to this agreement no matter what the outcome.

Additional concerns have been raised regarding the legal issues that constituted the cancellation by PTLC that subsequently led to the current situation. The Board feels obligated to investigate all the relevant issues regarding this business event to ensure a positive outcome for the shareholders.

FURTHER RESOLVED: that the proper officers of the Corporation are hereby authorized, empowered, and directed in the name of and on behalf of the Corporation, or otherwise, to execute all such instruments, documents, forms and certificates and to take all such further actions in connection with the resolutions herein adopted as they may deem necessary, advisable or proper to effectuate the intent and purpose of the forgoing resolutions.

Details of the cancellation between PTLC-SI and IACH were released on August 17, 2006.

About Information Architects

IA (www.ia.com) and its affiliates have been developing, delivering and supporting products that fulfill specific needs in a wide variety of industries. These solutions have been delivered over the web and are intended to reach a wider audience that would not normally have access to these services. Through its portfolio of companies, IA is able to expand its reach to a larger and more diverse audience. Information Architects has recently expanded its operations to a variety of industries by offering a more comprehensive list of products and services gained through recent acquisitions.

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For more information contact:

Todd Morgan

CEO, Information Architects

PH: 954-561-7321